UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2016

Date of Report (Date of Earliest Event Reported)

Dakota Plains Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36493	20-2543857
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

294 Grove Lane East Wayzata, Minnesota		55391
(Address of Principal Executive Offices)		(Zip Code)

(952) 473-9950

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

On March 16, 2016, Dakota Plains Holdings, Inc. (the “Company”) and certain of its affiliates (together with the Company, the “DAKP Parties”) executed a Settlement Agreement (the “Settlement Agreement”) with World Fuel Services Corporation (“WFS”) and certain of its affiliates (together with WFS, the “WFS Parties”) resolving several pending issues between the DAKP Parties and the WFS Parties.  Pursuant to the Settlement Agreement, the Company has received approximately $1.9 million in funds previously held in escrow in connection with an Indemnification and Release Agreement dated December 5, 2014, by and between the DAKP Parties and the WFS Parties (the “Indemnification Agreement”), and the DAKP Parties have released certain claims against the WFS Parties related to historical railcar storage fees and rights to indemnification under the Indemnification Agreement.  As part of the Settlement Agreement, the WFS Parties also have released their rights to indemnification under the Indemnification Agreement and have agreed to dismiss with prejudice a legal claim for conversion and replevin brought in North Dakota against one of the DAKP Parties and an officer of the Company in exchange for the DAKP Parties transferring to a third party 89,894 barrels of crude oil previously retained by an affiliate of the Company at its Pioneer Terminal.

While two lawsuits filed by certain DAKP Parties against certain WFS Parties in Minnesota state court related to (i) claims for breach of contract and unjust enrichment relating to unpaid fees and costs for oil crude transloading services and (ii) claims for fraud in the inducement, reckless misrepresentation, tortious interference with prospective economic advantage, breach of contract, unjust enrichment, and declaratory judgment relating to railcar sublease agreements remain outstanding, the DAKP Parties continue to discuss the potential settlement of these actions with the WFS Parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2016	DAKOTA PLAINS HOLDINGS, INC.

/s/ Timothy R. Brady
Timothy R. Brady Chief Financial Officer